Exhibit 1

NEWS RELEASE
LACLEDE GAS


                                     Contact:  Richard N. Hargraves
                                               (314) 342-0652
FOR IMMEDIATE RELEASE
May 18, 2001


Laclede Gas seeks rate recovery
for increases in distribution costs

     ST. LOUIS, MO - Laclede Gas Company (NYSE: LG) today filed a request with the Missouri Public Service Commission for an increase in the portion of its general rate structure to recover increased distribution costs associated with providing natural gas service to its more than 633,000 customers in St. Louis and surrounding counties in Eastern Missouri. This filing does not impact the other portions of Laclede's bill associated with wholesale gas costs, local gross receipt tax rates or interstate pipeline and storage costs that represent the majority of our customer bills.

     Today's request is unlikely to result in higher customer rates during next winter's heating season because the Public Service Commission usually suspends the implementation of general rate increases until the utility's filing has been thoroughly audited and reviewed. That process may take as long as 11 months, which means the first winter heating bills customers are likely to receive under the new rates would come during the winter of 2002-2003.






















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     The last time a general rate increase went into effect for Laclede customers was December 27, 1999.

     This general rate increase applies only to the distribution cost portion of a Laclede customer's total bill, which typically is about one-fifth of the total during the winter. This is the amount necessary to cover Laclede's costs of operating and maintaining its 15,000-mile gas distribution and storage system, and includes the state and federal taxes the company must pay. From this portion, Laclede also pays dividends to its shareholders, who have provided the capital necessary to build the distribution and storage system.

     Laclede's request would increase a typical residential heating customer's bill by an average of $4.90 a month. The increase would apply throughout Laclede's system, including its operating divisions known as St.

Charles Gas, Midwest Missouri Gas, and Missouri Natural Gas.

     Missouri law calls for rates to be established that cover the utility's cost of providing safe, reliable service to its customers while providing a reasonable rate of return to the company's investors. This rate increase is needed to recover the increased costs of operating and maintaining Laclede's distribution system and to offset the added capital costs associated with

Laclede's replacement and installation of gas mains, service lines and related facilities during the past several years.

     The remaining and by far the largest portion of a customer's bill involves the prices Laclede pays others to acquire natural gas supplies to meet its customers needs and to store and transport those supplies from production fields to Laclede's service area. Wholesale gas costs are the product of a competitive national marketplace created two decades ago when











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the federal government deregulated wholesale gas prices charged by producers at the wellhead.

           ________________________________________________

                        LACLEDE GAS COMPANY
            TYPICAL RESIDENTIAL WINTER 2000-2001 GAS BILL
                       WHERE EACH DOLLAR GOES

             Gross Receipts Tax (avg) - 6%
             Pipeline Transp. And Storage - 10%
             Distribution (Laclede) - 18%
             Wholesale Gas Costs - 66%

             *Gross receipts taxes vary be municipality
           ________________________________________________



     Laclede has initiated several innovative proposals designed to minimize the impact on customers of fluctuations in wholesale gas prices and weather-

related gas usage which are pending before the Missouri Public Service

Commission. The Commission already has approved Laclede's hedging program that helps offset the amount of wholesale prices charged to customers, and the Commission has before it proposals to extend Laclede's Gas Supply

Incentive Plan and adopt the company's weather mitigation proposal.



     Note: This news release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-K for the year ended September 30, 2000, filed with the Securities and Exchange Commission.







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